Exhibit 99.1

DURECT Announces Promotions and Management Changes

Cupertino, CA-

January 6, 2006

DURECT Corporation (NASDAQ: DRRX) announced today the appointment of four executives to its senior management team. Harry Guy has joined DURECT as Vice President of Engineering and Safety. In addition, DURECT announced today that Dr. Andrew R. Miksztal has been promoted to Vice President of Pharmaceutical Research and Development, Thomas P. McCracken has been promoted to Vice President and Chief Patent Counsel and Schond L. Greenway has been promoted to Vice President, Investor Relations and Strategic Planning.

“We are very excited to add such highly qualified and experienced people to our senior management team,” said Dr. James E. Brown, President and CEO of DURECT. “DURECT is fortunate to have someone of Harry’s caliber join our team. Andy, Tom and Schond have served DURECT with the utmost dedication and integrity. Each have been strong contributors to our corporate mission and we look forward to their continued efforts in rapidly moving our company into the next stage of growth.”

In his new role, Mr. Guy will be responsible for the Engineering group in Cupertino as well as Facilities and Environmental Health & Safety for the corporation. For the last 11 years, Mr. Guy was employed at ALZA Corporation, where his last position was Executive Director of Materials Management and Environmental Health & Safety. In this position, he led functional teams with diverse requirements, including environmental health and safety, materials and distribution, and conducting supplier assessments. Prior to ALZA, Mr. Guy spent 11 years at Syntex as the Director of Corporate Industrial Health & Safety. Mr. Guy received his B.S. and M.S. degrees in Mechanical Engineering from Kansas State University. He was also in the Air Force, where he spent time as a Bioenvironmental Engineer.

Dr. Miksztal has over 18 years of pharmaceutical product development experience. He joined DURECT in March 2000 as Senior Director of Pharmaceutical Development, and in October 2000 was promoted to Executive Director. Prior to joining DURECT, Dr. Miksztal was the Associate Director of the Pharmaceutical Analysis Department at Oread Laboratories from 1996 to 2000, a Senior Scientist in Pharmaceutical Research at Roche Bioscience from 1995 to 1996, and a Scientist in the Preformulation and Pharmaceutical Analysis Departments at Syntex Research from 1987 to 1995. Dr. Miksztal earned his Ph.D. degree in Chemistry from Rutgers University, and completed an NIH postdoctoral research fellowship in the Chemistry Department at the University of California, San Diego. He has numerous scientific publications and is the inventor of several U.S. and foreign patents.

Mr. McCracken has over 15 years of professional experience in the biopharmaceutical field, including the provision of legal advice and guidance in international intellectual property matters with a special emphasis in the area of patenting pharmaceuticals, vaccines, biotechnology and medical/analytical devices, and the licensing and transacting of technologies in those areas.

Prior to joining DURECT, Mr. McCracken held positions as Senior Legal Counsel and Vice President, Intellectual Property, at PowderJect Pharmaceuticals in Fremont, California and in Oxford, United Kingdom from 1998 to 2004. From 1994 to 1998, he was engaged in private law practices at the biotech patent boutiques of Reed & Robins and Robins & Associates in Palo Alto and Menlo Park, California, respectively. In addition, from 1988 to 1990 Mr. McCracken held various research, development and production positions at several biotech start-ups in the San Diego area, and at the Research Institute of Scripps Clinic in La Jolla, California. Mr. McCracken received his undergraduate degree in Microbiology from the University of California, San Diego, and his Juris Doctorate from Santa Clara University School of Law. Mr. McCracken is also registered to practice with the U.S. Patent and Trademark Office, and is a member of the State Bar of California.

Mr. Greenway has over 12 years of professional experience in the corporate finance field. Mr. Greenway is primarily responsible for a variety of duties including, oversight of certain financial and strategic planning initiatives for the Company, leading the corporate communications efforts (investor, equity research, investment banking and media relations), and managing the information technology department.

Mr. Greenway joined DURECT in 2000 and has held a variety of positions, most recently as the Executive Director of Investor Relations and Strategic Planning. Mr. Greenway brings to DURECT his past experiences from Morgan Stanley and BankAmerica (formerly NationsBank Capital Markets, Inc.), where he gained corporate finance and M&A experience and completed numerous transactions in a variety of disparate industries including technology, telecommunications, healthcare and general industrials. Mr. Greenway earned his MBA from the Darden Graduate School of Business Administration at the University of Virginia. He also received a B.S. in Computer Information Systems from Florida A&M University, as well as an honorable discharge from the United States Air Force Reserves.

DURECT also announced today that Tai Wah Chan, who has served as one of DURECT’s Vice Presidents of Pharmaceutical Research and Development is retiring from the Company. Dr. Chan will continue to act as a consultant for DURECT.

“As one of the early members of our management team, Tai Wah made significant contributions in helping establish DURECT’s pharmaceutical research and development infrastructure with his expertise in drug discovery research, preformulation, formulation and analytical research,” said Dr. James E. Brown, President and CEO of DURECT. “Tai Wah has been a valued friend and colleague and we wish him all the best.”

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies. The company is developing pharmaceutical systems to deliver the right drug to the right place in the right amount at the right time to treat chronic and episodic diseases and conditions.

CONTACT: Schond L. Greenway, Vice President, Investor Relations and Strategic Planning, +1-408-777-1417.